Exhibit 99.1

ADTRAN Holdings, Inc. announces CFO transition

Timothy Santo, CPA, accomplished finance and accounting executive with extensive public company experience, named CFO; Uli Dopfer to transition to new role

Huntsville, Alabama, USA. — March 6, 2025 — ADTRAN Holdings, Inc. (NASDAQ: ADTN and FSE: QH9) (“ADTRAN Holdings” or the “Company”) today announced a Chief Financial Officer transition. Timothy Santo, CPA, has been named CFO, succeeding Uli Dopfer, who will transition into a new role, effective March 10, 2025. Mr. Santo is an accomplished and experienced finance executive with a proven track record as a strategic leader, recognized for establishing effective financial strategies that align with both short and long-term operational objectives at Adtran.

Mr. Santo brings more than 25 years of corporate finance experience, including more than a decade in executive roles at public companies. He has deep expertise in international finance, accounting and treasury operations. Mr. Santo joined GE Capital in 2003, where he spent thirteen years in various executive level finance and operational leadership roles. More recently, he served as CFO at Conn’s, Inc., Senior Vice President and Global Controller at PRA Group, Inc., and was a Senior Manager of the Business Advisory Services and Finance Transformation Group at Grant Thornton, LLP. Mr. Santo holds a Master of Business Administration from the University of Rochester, William E. Simon Graduate School of Business Administration, and a Bachelor of Science in Accounting and is a Certified Public Accountant.

ADTRAN Holdings’ Chairman and Chief Executive Officer Tom Stanton stated, “As we look ahead, we see a meaningful opportunity to increase our earnings power and enhance shareholder value. Tim’s proven ability to simplify complex capital structures and drive strategic initiatives will be invaluable. With his extensive experience in large, multinational public companies, we are confident in his ability to lead initiatives that drive cash generation and unlock value for our organization.”

With the appointment of Mr. Santo, Mr. Dopfer will continue to serve on the Management Board of Adtran Networks SE, as well as serve as Vice President, Finance & Administration Planning to assist in facilitating a smooth transition.

About Adtran

ADTRAN Holdings, Inc. (NASDAQ: ADTN and FSE: QH9) is the parent company of Adtran, Inc., a leading global provider of open, disaggregated networking and communications solutions that enable voice, data, video and internet communications across any network infrastructure. From the cloud edge to the subscriber edge, Adtran empowers communications service providers around the world to manage and scale services that connect people, places and things. Adtran solutions are used by service providers, private enterprises, government organizations and millions of individual users worldwide. ADTRAN Holdings, Inc. is also the largest shareholder of Adtran Networks SE, formerly ADVA Optical Networking SE. Find more at Adtran, LinkedIn and Twitter.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release and the accompanying earnings call which are not historical facts, such as those relating to expectations regarding ADTRAN Holdings’ strategy and outlook, including future profitability, growth and cash generation, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can also generally be identified by the use of words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “may,” “could” and similar expressions. In addition, ADTRAN Holdings, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such projections and other forward-looking information speak only as of the date hereof, and ADTRAN Holdings undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise, except to the extent as may be required by law. All such forward-looking statements are necessarily estimates and reflect management’s best judgment based upon current information. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which have caused and may in the future cause actual events or results to differ materially from those estimated by ADTRAN Holdings include, but are not limited to: (i) risks and uncertainties relating to ADTRAN Holdings’ ability to continue to reduce expenditures and the impact of such reductions on its financial results and financial condition; (ii) risks and uncertainties relating to our ability to comply with the covenants set forth in our credit agreement, to satisfy our payment obligations to Adtran Networks’ minority shareholders under the Domination and Profit and Loss Transfer Agreement between us and Adtran Networks (the “DPLTA”), and to make payments to Adtran Networks in order to absorb its annual net loss pursuant to the DPLTA; (iii) the risk of fluctuations in revenue due to lengthy sales and approval processes required by major and other service providers for new products, as well as shifting customer spending patterns; (iv) risks and uncertainties relating to our level of indebtedness; (v) risks and uncertainties relating to ongoing material weaknesses in our internal control over financial reporting; (vi) risks posed by potential breaches of information systems and cyber-attacks; (vii) the risk that ADTRAN Holdings may not be able to effectively compete, including through product improvements and development; and (viii) other risks set forth in ADTRAN Holdings’ filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q or other filings with the SEC.

Published by

ADTRAN Holdings, Inc.

www.adtran.com

For media

Gareth Spence

+44 1904 699 358

public.relations@adtran.com

For investors

Peter Schuman, IRC

+1 256 963 6305

investor.relations@adtran.com